Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

WELLCARE HEALTH PLANS, INC.

FIRST:  The name of the Corporation is WellCare Health Plans, Inc. (hereinafter the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, 19801.  The name of its registered agent at that address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corpora-tion may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, each having a par value of $0.01.

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corpora-tion and of its directors and stockholders:

(1)  The business and affairs of the Cor-poration shall be managed by or under the di-rection of the Board of Directors.

(2)  The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3)  The number of directors of the Corpo-ration shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation.  Election of directors need not be by written ballot unless the By-Laws so provide.

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(4)  No director shall be personally lia-ble to the Corporation or any of its stockhold-ers for monetary damages for breach of fiducia-ry duty as a director, except for liability (i) for any breach of the director’s duty of loyal-ty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a know-ing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the direc-tor derived an improper personal benefit.  Any repeal or modification of this Article FIFTH by the stockholders of the Corpo-ration shall not adversely affect any right or protec-tion of a director of the Corpo-ration existing at the time of such repeal or modifi-cation with re-spect to acts or omissions occur-ring prior to such repeal or modification.

(5)  In addition to the powers and author-ity hereinbefore or by statute expressly con-ferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH:  Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

SEVENTH:  Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, limited liability company, joint venture, trust or other entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the full extent authorized by the GCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all costs, expenses, liabilities and losses (including attorneys’ fees and related costs, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director or officer of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation.

(1)  Procedure. Any indemnification (but not advancement of expenses) under this Article SEVENTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in the GCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (i) by a majority vote of the directors who were not parties to such proceeding (the “Disinterested Directors”), even though less than a quorum, (ii) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (iii) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

 (2)  Advances for Expenses. Expenses (including attorneys’ fees, costs and charges) incurred by a director or officer of the Corporation in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article SEVENTH. The majority of the Disinterested Directors may, in the manner set forth above, and upon approval of such director or officer of the Corporation, authorize the Corporation’s counsel to represent such person, in any proceeding, whether or not the Corporation is a party to such proceeding.

 (3)  Procedure for Indemnification. Any indemnification or advance of expenses (including attorney’s fees, costs and charges) under this Article SEVENTH shall be made promptly, and in any event within 60 days upon the written request of the director or officer (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article SEVENTH). The right to indemnification or advances as granted by this Article SEVENTH shall be enforceable by the director or officer in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person’s costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including attorney’s fees, costs and charges) under this Article SEVENTH where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the GCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the GCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

 (4)  Other Rights; Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by this Article SEVENTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administers of such person. All rights to indemnification under this Article SEVENTH shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article SEVENTH is in effect. Any repeal or modification of this Article SEVENTH or any repeal or modification of relevant provisions of the GCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article SEVENTH, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who, following such consolidation or merger, is a director or officer of such a constituent corporation or is serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other entity shall stand in the same position under the provisions of this Article SEVENTH, with respect to the resulting or surviving corporation during the period following such consolidation or merger, as he would if he/she had served the resulting or surviving corporation in the same capacity.

 (5)  Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other entity, against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article SEVENTH; provided, however, that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

 (6)  Savings Clause. If this Article SEVENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article SEVENTH as to all costs, expenses, liabilities and losses (including attorneys’ fees and related costs, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article SEVENTH to the full extent permitted by any applicable portion of this Article SEVENTH that shall not have been invalidated and to the full extent permitted by applicable law.

EIGHTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.